Exhibit 2.1

EXHIBIT A

PLAN OF CONVERSION OF
WISCONSIN GAS COMPANY
INTO
WISCONSIN GAS LLC

THIS PLAN OF CONVERSION (this "Plan") dated as of July 21, 2004 is hereby adopted by WISCONSIN GAS COMPANY, a Wisconsin corporation (the "Corporation"), in accordance with Section 180.1161 of the Wisconsin Business Corporation Law (the "WBCL") and Section 183.1207 of the Wisconsin Limited Liability Companies Act (the "WLLCA").

RECITALS

  Wisconsin Gas Company is a corporation incorporated and existing under Chapter 180 of the Wisconsin Statutes.
  The Corporation's authorized capital stock consists of 5,000,000 shares of common stock with a par value of $8.00 per share (the "Common Stock"), of which 1,125 shares are issued and outstanding, and 3,000,000 shares of preferred stock with a par value of $.01 per share, none of which are issued and outstanding.
  The sole shareholder and Board of Directors of the Corporation deem it advisable and in the best interests of the Corporation and its shareholder that the Corporation be converted into a Wisconsin limited liability company under and pursuant to the WBCL and the WLLCA.
  The Board of Directors and the sole shareholder of the Corporation have approved the conversion of the Corporation into a Wisconsin limited liability company under the terms and conditions set forth below.

PLAN OF CONVERSION

In consideration of the Recitals, the Corporation hereby adopts the following Plan of Conversion:

ARTICLE I
THE CONVERSION

At the Effective Date (as defined below), upon the terms and subject to the conditions of this Plan, and in accordance with the WBCL and the WLLCA, the Corporation shall be converted into a limited liability company organized and existing under the WLLCA and shall be named Wisconsin Gas LLC (the "Conversion"). Following the Conversion, the Corporation shall cease to exist as a corporation of the State of Wisconsin and shall continue to exist as a limited liability company of the State of Wisconsin.

ARTICLE II
EFFECTIVE DATE

Subject to the terms and conditions set forth in this Plan, a Certificate of Conversion shall be duly executed and acknowledged by the Corporation and thereafter delivered to the Department of Financial Institutions of the State of Wisconsin for filing pursuant to the WBCL and the WLLCA. The Conversion shall become effective as of July 28, 2004 (the "Effective Date").

ARTICLE III
EFFECTS OF THE CONVERSION

The Conversion shall have the effects set forth in the WBCL and the WLLCA. Without limiting the generality of the foregoing, at the Effective Date, all the properties, rights, privileges, powers and franchises of the Corporation shall vest in Wisconsin Gas LLC and all debts, liabilities and duties of the Corporation shall become the debts, liabilities and duties of Wisconsin Gas LLC.

ARTICLE IV
ARTICLES OF ORGANIZATION

The Articles of Organization of Wisconsin Gas LLC, which shall take effect on the Effective Date, are attached hereto as Exhibit B.

ARTICLE V
MANAGERS

At the Effective Date, each of the following individuals is elected a manager of Wisconsin Gas LLC, to serve until such person's successor shall have been duly appointed and qualified or until his death, resignation or removal:

John F. Ahearne     Manager

John F. Bergstrom     Manager

Barbara L. Bowles     Manager

Robert A. Cornog     Manager

Curt S. Culver     Manager

Willie D. Davis     Manager

Gale E. Klappa     Manager

Ulice Payne, Jr.     Manager

Frederick P. Stratton, Jr.     Manager

George E. Wardeberg     Manager

ARTICLE VI
OFFICERS

At the Effective Date, each of the current officers of the Corporation is elected to serve as officers of Wisconsin Gas LLC (in the office(s) he or she currently serves with the Corporation) until his or her successor shall have been duly elected and qualified or until his or her prior death, resignation or removal.

ARTICLE VII
CONVERSION OF SHARES

At the Effective Date, each share of Common Stock which is issued and outstanding immediately prior to the Effective Date shall, by virtue of the Conversion and without any action on the part of the Corporation or the holder of the shares of Common Stock, be converted into and shall thereafter represent one limited liability company membership interest in Wisconsin Gas LLC, and outstanding certificates representing shares of Common Stock shall thereafter represent limited liability company membership interests in Wisconsin Gas LLC. Such certificates may, but need not be, exchanged by the holders thereof after the Effective Date for new certificates for the appropriate number of limited liability company membership interests bearing the name of Wisconsin Gas LLC.

Dated as of the day and year first written above.

WISCONSIN GAS COMPANY By: /s/ Jeffrey West_______ Name: Jeffrey West Title: Treasurer